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                                                                      EXHIBIT 49


                      IN THE UNITED STATES DISTRICT COURT
                       FOR THE SOUTHERN DISTRICT OF OHIO
                                EASTERN DIVISION


LUXOTTICA GROUP S.p.A., et al., :
                                :
                 Plaintiffs,    :
                                :      Civil Action No. C-2-95-244
       v.                       :
                                :      Judge James L. Graham
THE UNITED STATES SHOE          :
CORPORATION, et al.,            :
                                :
                 Defendants.    :



                   STIPULATION OF DISMISSAL OF CERTAIN CLAIMS

            Plaintiffs Luxottica Group S.p.A., Luxottica Acquisition Corp., and Avant-Garde Optics, Inc., defendants The U.S. Shoe Corporation, Joseph H. Anderer, Philip E. Beekman, Gilbert Hahn, Jr., Roger L. Howe, Bannus B. Hudson, Lorrence Kellar, Albert M. Kronick, Thomas Laco, Charles S. Mechem, Jr., John
L. Roy, and Phyllis S. Sewell (collectively the "U.S. Shoe Defendants"), and defendants Mark Holderman, Donna Owens, and the State of Ohio (collectively the "State of Ohio Defendants"), by and through their undersigned counsel, hereby stipulate and agree as follows:

            1. Counts One, Two, Six, Seven, Eight, Nine, Ten, Eleven, Twelve, Thirteen, and Fourteen as alleged in plaintiffs' Third Amended Complaint are hereby voluntarily dismissed without prejudice.
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            2.    All claims alleged in the counterclaims asserted by the U.S.
Shoe Defendants are hereby voluntarily dismissed without prejudice.

            3. Counts Three, Four, and Five as alleged in plaintiffs' Third Amended Complaint shall remain pending before this Court until plaintiffs' Tender Offer for U.S. Shoe is consummated, at which time those Counts will be dismissed without prejudice.

AGREED:


/s/Thomas B. Ridgley

/s/Joseph J. Dehner

/s/David A. Malkoff





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